Exhibit 4.2

HEARTLAND OIL & GAS CORP.

EMPLOYEE STOCK OPTION AGREEMENT

Heartland Oil & Gas Corp., a Nevada corporation ("Heartland"), hereby grants to ("Optionee") an option to purchase up to shares of the Common Stock of Heartland (the "Shares"), at an exercise price of $ per share, said option to expire on December 31, 2012.

This Agreement is executed by Heartland and Optionee pursuant to the Heartland Oil & Gas Corp. Additional 2002 Stock Option Plan as amended (the "Plan").

Heartland recognizes that the Optionee has performed services for Heartland which services fall within the eligibility provisions set forth in Section of the Plan.

Heartland and Optionee agree that the number of options issued to Optionee, and the exercise terms, were determined by Heartland and are fair and reasonable. Optionee acknowledges that he has received and read a copy of Heartland's Additional 2002 Stock Option Plan, as amended; Optionee understands and agrees to abide by the terms and conditions of said Plan.

This Employee Stock Option Agreement ("Agreement") may be executed simultaneously in two or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and deliver of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Nevada without regard to its rules concerning conflicts of laws.

This Agreement shall be binding upon the parties hereto and inure to the benefits of the parties, their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, this Employee Stock Option Agreement has been executed effective as of , 2002

HEARTLAND OIL & GAS CORP.

BY:
Authorized Signature

OPTIONEE

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